Exhibit 99.1

Inari Medical Reports First Quarter 2022 Financial Results

IRVINE, CALIFORNIA – May 4, 2022 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its first quarter ended March 31, 2022.

First Quarter Revenue and Business Highlights:

•
Treated 8,800 patients, an increase of 14% sequentially over 7,700 patients treated in the fourth quarter of 2021.
•
Generated revenue of $86.8 million in the first quarter of 2022, up 4% sequentially and 51% over the same quarter last year.
•
Launched Intri24, an introducer sheath designed to optimize the FlowTriever procedure. Intri24 is the latest device added to our FlowTriever system of purpose-built tools, all for a single price.
•
Completed an offering of common stock, issuing 2.3 million shares and raising $174.4 million to strengthen our balance sheet and further accelerate investments in all five of our growth drivers.
•
Ended the quarter with $338.7 million in cash, cash equivalents and investments.

“We executed crisply across all five of our growth drivers during a highly productive first quarter,” said Bill Hoffman, CEO of Inari Medical. “We maintained our robust growth in patient treatments, presented important new data on the effectiveness of ClotTriever in patients with chronic clot, and raised additional capital to even further accelerate investment in our growth drivers. We also launched the Intri24, the second of what will be many product introductions this year. We are fully committed to better outcomes for our patients, and we remain honored and thankful to serve this mission.”

First Quarter 2022 Financial Results

Revenue was $86.8 million for the first quarter of 2022, compared to $83.2 million for the prior quarter and $57.4 million for the first quarter of 2021. The increase over prior year was driven by continued U.S. commercial expansion and new product introductions.

Gross profit was $76.8 million for the first quarter of 2022, compared to $52.8 million for the same period of 2021. Gross margin was 88.5% for the first quarter of 2022, compared to 91.9% for the same period in the prior year, lower primarily due to the move to our larger production facility in the fourth quarter of 2021.

Operating expenses for the first quarter of 2022 were $79.9 million, compared to $45.1 million for the first quarter of 2021. The increase was mainly driven by personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, and clinical and support organizations.

Net loss was $3.1 million for the first quarter of 2022 and net loss per share was $0.06 on a weighted-average basic and diluted share count of 51.0 million, compared to a net income of $7.5 million and a net income per share of $0.15 and $0.13 on a weighted-average basic share count of 49.4 million and diluted share count of 55.7 million, respectively, in the same period of the prior year.

Full-Year 2022 Revenue Guidance

Inari Medical is providing financial guidance as follows:

For the full year 2022, we are are revising our revenue guidance to a range of $360 million to $370 million, an increase of $10 million from our original guidance range of $350 million to $360 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the first quarter 2022 financial results after market close on Wednesday, May 4, 2022 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 1854706. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Our current product offering consists of two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2022 revenue, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2021, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$86,752	$57,397
Cost of goods sold	9,967	4,623
Gross profit	76,785	52,774
Operating expenses
Research and development	16,135	8,163
Selling, general and administrative	63,732	36,898
Total operating expenses	79,867	45,061
(Loss) income from operations	(3,082)	7,713
Other income (expense)
Interest income	50	68
Interest expense	(73)	(73)
Other expenses	(24)	(41)
Total other expenses	(47)	(46)
(Loss) income before income taxes	(3,129)	7,667
Provision for income taxes	—	198
Net (loss) income	$(3,129)	$7,469
Other comprehensive income (loss)
Foreign currency translation adjustments	(117)	(180)
Unrealized (loss) gain on available-for-sale securities	(248)	18
Total other comprehensive loss	(365)	(162)
Comprehensive (loss) income	$(3,494)	$7,307
Net (loss) income per share
Basic	$(0.06)	$0.15
Diluted	$(0.06)	$0.13
Weighted average common shares used to compute net (loss) income per share
Basic	50,954,715	49,355,945
Diluted	50,954,715	55,722,293

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$186,556	$92,752
Short-term investments	152,156	83,348
Accounts receivable, net	44,950	42,351
Inventories, net	23,828	21,053
Prepaid expenses and other current assets	5,849	5,694
Total current assets	413,339	245,198
Property and equipment, net	18,153	16,471
Operating lease right-of-use assets	46,401	44,909
Deposits and other assets	6,216	981
Long-term investments	—	3,983
Total assets	$484,109	$311,542
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,066	$6,541
Payroll-related accruals	19,729	24,433
Accrued expenses and other current liabilities	9,155	10,737
Operating lease liabilities, current portion	630	802
Total current liabilities	35,580	42,513
Operating lease liabilities, noncurrent portion	28,301	28,404
Other long-term liability	1,416	1,416
Total liabilities	65,297	72,333
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 53,022,905 and 50,313,452 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	53	50
Additional paid in capital	440,238	257,144
Accumulated other comprehensive loss	(767)	(402)
Accumulated deficit	(20,712)	(17,583)
Total stockholders' equity	418,812	239,209
Total liabilities and stockholders' equity	$484,109	$311,542